UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

ENERGOUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36379	46-1318953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Ray Street

Pleasanton, California 94566

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (925) 344-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.	Entry Into a Material Definitive Agreement.

On September 10, 2014, Energous Corporation (the “Company”) entered into a Lease Agreement (the “Lease”) with Balzer Family Investments, L.P. (the “Landlord”) related to space located at Northpointe Business Center, 3590 North First Street, San Jose, California. Upon completion of tenant improvements, which is expected to occur on or about October 1, 2014 (the “Commencement Date”), the Company intends to relocate its headquarters to this new location.  The base rent over the five-year term of the Lease will be approximately $36,720 per month for the first year, with 3.0% annual increases.  However, the Company has agreed to issue to the Landlord 41,563 restricted shares of the Company’s common stock (the “Restricted Shares”), which will reduce the Company’s monthly base rent obligation by a total of $500,000 ($6,732 per month). The rent may increase after the first year of the term if the Landlord’s Operating Expenses and Base Taxes (each, as defined in the Lease) exceed certain levels described more specifically in the Lease.

The Restricted Shares will be subject to a six-month holding period. Additionally, the Landlord will be prohibited from selling more than (i) 25% of the Restricted Shares in any calendar month and (ii) 5,000 of the Restricted Shares in any single day. The issuance of the Restricted Shares will be made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

9.01.	Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGOUS CORPORATION

Date: September 16, 2014	By:	/s/ Stephen R. Rizzone
Stephen R. Rizzone President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Lease Agreement dated as of September 10, 2014 between the Company and Balzer Family Investments, L.P.